Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 28, 2019, the Company had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Class A Common Stock; and (2) Class B Common Stock.

Description of Class A Common Stock

The following description of the Company’s Class A Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Articles of Organization (“Articles of Organization”) and Amended and Restated By-Laws of the Company (“By-Laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. You are encouraged you to read the Articles of Incorporation and By-Laws for additional information.

Authorized Capital Shares

At December 28, 2019, the Company had 22,700,000 authorized shares of Class A Common Stock with a par value of $.01, of which 9,470,397 were issued and outstanding, which includes 99,871 shares that have trading restrictions.

Voting Rights

The Class A Common Stock has no voting rights, except: (1) as required by law, (2) for the election of Class A Directors, and (3) that the approval of the holders of the Class A Common Stock is required for (a) future authorizations or issuances of additional securities which have rights senior to Class A Common Stock, (b) alterations of rights or terms of the Class A or Class B Common Stock as set forth in the Articles of Organization, (c) certain other amendments of the Articles of Organization, (d) certain mergers or consolidations with, or acquisitions of, other entities, and (e) sales or dispositions of any significant portion of the Company’s assets.

Dividend Rights

Holders of the Class A Common Stock are entitled to dividends, on a share-for-share basis, only if and when declared by the Board of Directors of the Company out of funds legally available for payment thereof. Since its inception, the Company has not paid dividends and does not currently anticipate paying dividends on its Class A Common Stock in the foreseeable future.

Liquidation Rights

Holders of Class A Common Stock will share ratably in all assets legally available for distribution to stockholders in the event of dissolution.

Other Rights and Preferences

The Company’s Class A Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights.

Listing

The Class A Common Stock is traded on the New York Stock Exchange under the trading symbol “SAM.”

Description of Class B Common Stock

The following description of the Company’s Class B Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Articles of Organization and By-Laws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. You are encouraged to read our Articles of Incorporation and By-Laws for additional information.

Authorized Capital Shares

As of December 28, 2019, the Company had 4,200,000 authorized shares of Class B Common Stock with a par value of $.01, of which 2,672,983 shares were issued and outstanding.

Voting Rights

The Class B Common Stock has full voting rights, including the right to: (1) elect a majority of the members of the Company’s Board of Directors and (2) approve all (a) amendments to the Company’s Articles of Organization, (b) mergers or consolidations with, or acquisitions of, other entities, (c) sales or dispositions of any significant portion of the Company’s assets and, (d) equity-based and other executive compensation, and other significant corporate matters, such as approval of the Company’s independent registered public accounting firm.

Dividend Rights

Holders of the Class B Common Stock are entitled to dividends, on a share-for-share basis, only if and when declared by the Board of Directors of the Company out of funds legally available for payment thereof. Since its inception, the Company has not paid dividends and does not currently anticipate paying dividends on its Class B Common Stock in the foreseeable future.

Liquidation Rights

Holders of Class B Common Stock will share ratably in all assets legally available for distribution to stockholders in the event of dissolution.

Other Rights and Preferences

Each share of Class B Common Stock is freely convertible into one share of Class A Common Stock, upon request of any holder of Class B Common Stock.

Listing

The Company’s Class B Common Stock is not listed for trading.